Exhibit 10.1
EMPLOYMENT AGREEMENT

    This Employment Agreement (this “Agreement”), dated effective as of January 25, 2022 (the “Effective Date”), is by and between Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), and Amber Bonney (“Employee”).

RECITALS
WHEREAS, the Company and its current and future subsidiaries and Affiliates (as defined below) in which the Company, directly or indirectly, has an interest (such subsidiaries and Affiliates, the “Company Group”) are engaged in oil and natural gas exploration and production, including owning, operating, leasing, acquiring, exploring, marketing, developing, producing, and otherwise disposing of oil and gas interests involving oil, natural gas, and natural gas liquid reserves in the Permian Basin (the “Business”); and

WHEREAS, the Company desires to employ Employee to provide services to the Business, and Employee desires to be employed by the Company, in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:
TERMS
1.Employment and Position. During the Term (as defined below), the Company shall employ Employee as its Chief Accounting Officer, which is the same position as Employee held immediately before the Effective Date, and Employee shall continue to serve in such capacity, subject to the terms and conditions of this Agreement. Employee shall during the Term continue to report directly to the Company’s Chief Financial Officer (the “CFO”).

2.Duties.
(a)    Duties for the Company and the Company Group. During the Term (as defined below), Employee shall continue to have the same duties, responsibilities, and authorities for the Company as she had immediately before the Effective Date in addition to such duties, responsibilities, and authorities as may be lawfully assigned by the CFO in his reasonable discretion, including without limitation duties, responsibilities, and authorities with respect to the Company Group and their Affiliates.
(b)    Working Time and Best-Effort Requirements and Permitted Outside Activities. During the Term (as defined below), Employee shall devote her full working time as well as her best efforts, abilities, knowledge, and experience to the Business and affairs of the Company and the Company Group as necessary to faithfully perform her duties, responsibilities, and authorities under this Agreement. As long as such service and investments do not prevent Employee from fulfilling her duties, responsibilities, and authorities under this Agreement or directly or indirectly compete with the Company or the Company Group, in each case as determined by the Company’s Board of Directors (the “Board”) in its sole discretion, Employee may, without violating this Agreement, (i) serve as an officer or director of any civic or charitable organization, (ii) passively own securities in publicly traded companies if the aggregate amount owned by her and all family members and Affiliates does not exceed 2% of any such company’s outstanding securities, and (iii) passively invest her personal assets in such form or manner as will not require any services by Employee in the operation of the entities in which such investments are made.
(c)    Compliance with Company Policies. During the Term (as defined below), Employee shall comply with all applicable Company rules and policies as a condition of employment.
(d)    Duty of Loyalty. During the Term (as defined below), Employee shall owe a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Company and each member of the Company Group, and to not act in a manner that would materially injure their business, interests, or reputations. In keeping with these duties, Employee shall make full disclosure to the Board of all opportunities pertaining to the Business of the Company and the Company Group that come to her attention during the Term and shall not appropriate for her own benefit any such Business opportunities concerning the subject matter of the fiduciary relationship.
3.Primary Work Location Although Employee shall be expected to travel from time to time as necessary to perform her duties, responsibilities, and authorities under this Agreement, her primary work location during the Term (as defined below) shall be at the Company’s headquarters in Oklahoma City, Oklahoma.
4.Term of Agreement and Employment.
(a)    Initial Term. This Agreement shall be in full force and effect for an “Initial Term” of two (2) years commencing on the Effective Date and expiring on the second anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with Section 6.
(b)    Renewal Term. Notwithstanding Section 4(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date (each, a “Renewal Term”) and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with Section 6. The Company’s non-renewal of this Agreement pursuant to this Section 4(b) shall be deemed a “termination without Cause” for purposes of this Agreement.
(c)    Term. For all purposes in this Agreement, the Initial Term and any Renewal Terms are referred to collectively as the “Term” of this Agreement.
5.Compensation and Employment Benefits. In consideration of the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Employee with the following compensation and employment benefits during the Term:
(a)    Base Salary. The Company shall provide Employee with an annualized base salary of no less than $250,000.00 (the “Base Salary”), prorated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation. The Board may review the Base Salary in good faith during the Term and may delegate its authority under this Agreement to the Compensation Committee of the Company (the “Compensation Committee”), provided that, except as provided in Section 15(c) below, such delegation shall not constitute authority to modify or amend the terms of this Agreement without the consent of the Employee, as provided by Section 21 below.

(b)    Discretionary Bonuses and Other Discretionary Incentive Compensation.
(i)    Annual Bonus. Beginning with fiscal year 2022, Employee shall be eligible to receive annual discretionary bonuses in cash (each, an “Annual Bonus”) during each fiscal year of her employment with the Company prorated for any partial period of employment in accordance with this Section to the same extent similarly situated executives of the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Annual Bonus for fiscal year 2022 shall not be prorated. The amount of any Annual Bonus shall be determined by the Board in its sole discretion based on its assessment of Employee’s performance against applicable performance objectives as well as Company performance. Factors such as whether Annual Bonuses are paid, eligibility for Annual Bonuses, when such Annual Bonuses are paid, and the amount of Annual Bonuses are at the sole discretion of the Board. Although the amount of any Annual Bonuses is determined by the Board in its sole discretion, the annual target for Annual Bonuses shall be 50% of Employee’s then-current Base Salary for full achievement of performance goals and objectives as determined by the Board in its sole discretion. Except as provided below in this Agreement, Employee shall not be eligible to receive an Annual Bonus unless she remains employed by the Company through the date on which such Annual Bonus is paid.
(ii)     Annual Equity Award. Employee shall be eligible to receive an annual performance-based equity award under the Company’s then-existing incentive equity plan based on a 3-year graded vesting schedule with an expected target grant date fair value equal to 100% of Employee’s Base Salary (the “Annual Equity Award”). Employee’s entitlement to the Annual Equity Award remains subject to approval by the Board and shall be granted pursuant to, and subject to, the Company’s 2021 Long Term Incentive Plan (as it may be amended from time to time, the “LTIP”) and a Restricted Stock Agreement or Stock Option Award Agreement, as applicable (each, an “Award Agreement”), in the form established by the Board in its sole discretion, provided that the terms and conditions of any such Award Agreement shall be consistent with the terms and conditions of this Section 5(b)(ii), including without limitation, the vesting schedule thereof.
(iii)    Other Benefits. Employee shall also be eligible to participate in all of the Company’s discretionary short-term and long-term incentive compensation plans, programs, and arrangements, if any, generally made available to other similarly situated senior executive officers of the Company.
(iv)     Payment. All Annual Bonuses earned and payable to Employee by the Company shall be paid to Employee in a lump sum as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Bonus was earned. All Annual Equity Awards earned by Employee shall be granted to Employee as soon as practicable following the end of the Company’s fiscal year but in no event later than 2½ months following the end of the taxable year during which the applicable Annual Equity Award was earned. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, Employee shall be eligible to receive the Annual Bonus for any completed fiscal year and for the fiscal year in which such Employee’s employment is terminated if such termination is: (i) by the Company without Cause, or (ii) by

Employee for Good Reason; provided, however, that such Annual Bonus shall be paid on the date that Annual Bonuses are paid to other senior executive officers of the Company but in no event later than 2½ months after the end of the taxable year in which any substantial risk of forfeiture with respect to such Annual Bonuses lapses and the Annual Bonus amount shall be determined by the Board in its sole discretion based on its assessment of the Annual Bonus amount that Employee would have received based on achievement of performance goals for the applicable fiscal year.
(c)     Welfare, Pension and Incentive Benefit. During the Term, Employee (and Employee’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) will be eligible to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers, including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment, and travel accident insurance plans and programs. In addition, during the Term, Employee will be eligible to participate in all 401(k), retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Such benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be modified, suspended, or revoked in accordance with the terms of the applicable documents or policies without violating this Agreement.
(h)     Vacation. Employee shall be entitled to 4 weeks per year of paid vacation in accordance with the Company’s vacation policy during the Term. Employee may use her vacation in a reasonable manner based upon the business needs of the Company. Unless otherwise specifically permitted under the Company’s vacation policy applicable to similarly situated employees, any accrued and unused vacation shall not be carried over from year to year. Unless required by such vacation policy or applicable law, any amounts accrued and owing for the applicable year shall not be paid to Employee upon the termination of her employment with the Company, regardless of the reason for such termination.
(i)     Fringe Benefits. During the Term, the Company will provide Employee with such other fringe benefits as commensurate with Employee’s position as determined by the Board in its sole discretion.
(j)    Reimbursement of Business Expenses. Employee shall be authorized to incur ordinary, necessary, and reasonable business and travel expenses while performing her duties, responsibilities, and authorities under this Agreement and promoting the Company’s Business and activities during the Term. The Company shall reimburse Employee for all such expenses incurred in accordance with the Company’s policies and practices concerning reimbursement of business expenses that are submitted to the Company for reimbursement no later than 60 days after the applicable expense was incurred. Any such reimbursement shall be made as soon as reasonably practicable but in no event later than 2½ months following the end of the taxable year in which the applicable expense was incurred.
(k)    Payroll Deductions. With respect to any compensation or benefits required to be paid under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.

6.Termination of Agreement. This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:
(a)Death; Inability to Perform. This Agreement shall terminate immediately if the Employee dies and may be terminated upon notice to the Employee by the Company of her Inability to Perform (as defined below). If Employee’s employment hereunder shall terminate on account of her death or Inability to Perform (as defined below), then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with such termination of employment, except that Employee (or Employee’s legal representative, estate, and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Obligations (as defined below). “Inability to Perform” shall be deemed to occur when: (i) Employee receives disability benefits under the Company’s applicable long-term-disability plan; or (ii) the Board, upon the written report of a qualified physician designated by the Company or its insurer, has determined in its sole discretion (after a complete physical examination of Employee at any time after she has been absent for a period of at least 90 consecutive calendar days or 120 calendar days in any 12-month period) that Employee has become physically or mentally incapable of performing her essential job functions with or without reasonable accommodation as required by law.

(b)By the Company for Cause. The Company may terminate this Agreement for any Cause. For purposes of this Agreement, “Cause” shall mean any act or omission of Employee that constitutes any: (i) material breach of this Agreement, (ii) Employee’s failure or refusal to perform Employee’s duties, including, but not limited to, the failure or refusal to follow any lawful directive of the CFO or the Board within the reasonable scope of Employee’s duties, (iii) material violation of any written employment policy or rule of the Company or the Company Group, which results, or is likely to result in, any material reputational, financial, or other harm to the Company or the Company Group, (iv) misappropriation of any funds, property, or business opportunity of the Company or the Company Group, (v) illegal use or distribution of drugs or any abuse of alcohol in any manner that adversely affects Employee’s performance, (vi) fraud upon the Company or the Company Group or bad faith, dishonest, or disloyal acts or omissions toward the Company or the Company Group, (vii) commission, indictment, or conviction of any felony or any misdemeanor involving moral turpitude, or (viii) other acts or omissions contrary to the best interests of the Company or the Company Group which has caused, or is likely to cause, material harm to them. If the Board determines in its sole discretion that a cure is possible and appropriate, the Company shall give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 30 days following receipt of such written notice. If the Board determines in its sole discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.
(c)    By the Company Without Cause. The Company may terminate this Agreement for no reason or any reason other than death, Inability to Perform, or for Cause by providing advance written notice to Employee that the Company is terminating the Agreement without Cause. For purposes of this Agreement, a “termination without Cause” by the Company shall include the Company’s non-renewal of this Agreement in accordance with Section 4(b).
(d)    By Employee with Good Reason. Employee shall be permitted to terminate this Agreement for any Good Reason. For purposes of this Agreement, “Good

Reason” shall exist in the event any of the following actions are taken without Employee’s consent: (i) a material diminution in Employee’s Base Salary, duties, responsibilities, or authorities; (ii) a requirement that Employee report to an officer or employee other than the CFO or the Company’s Chief Executive Officer; (iii) a material relocation of Employee’s primary work location more than 50 miles away from the Company’s corporate headquarters; (iv) any other action or inaction by the Company that constitutes a material breach of its obligations under this Agreement. To exercise her right to terminate for Good Reason, Employee must provide written notice to the Company of her belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.
        (e)    By Employee Without Good Reason. Employee may terminate this Agreement for no reason or any reason other than for Good Reason by providing at least 30 days’ written notice to the Company that Employee is terminating the Agreement without Good Reason.

(f)    Expiration of Term; Non-Renewal. Either party may terminate this Agreement by providing a proper notice of non-renewal to the other party in accordance with Section 4(b). For purposes of this Agreement, including without limitation Section 4(b) and Section 6(c) hereto, a “termination without Cause” shall include the Company’s non-renewal of this Agreement.
(g)    Termination Date. For purposes of this Agreement, the “Termination Date” shall mean (i) if this Agreement is terminated because of Employee’s death, the date of death, (ii) if this Agreement is terminated because of Employee’s Inability to Perform, the date the Company notifies Employee of the termination, (iii) if this Agreement is terminated by the Company for Cause, by the Company without Cause, by Employee for Good Reason, or by Employee without Good Reason, the applicable effective date of such termination set forth in the required notice of such termination, and (iv) if this Agreement is terminated by either party giving a proper notice of non-renewal as permitted in Section 4(b) above, the last day of the Term.
7.Payments and Benefits Due Upon Termination of Agreement.
(a)    Accrued Obligations. Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement, except for (i) payment to Employee of all earned but unpaid Base Salary through the Termination Date, prorated as provided above, and all earned but unpaid Annual Bonus due as of the Termination Date, (ii) provision to Employee, in accordance with the terms of the applicable benefit plan of the Company or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Termination Date, (iii) payment to Employee of any accrued unused vacation owed to Employee as of the Termination Date if such payment is required under the Company’s vacation policy or applicable law, (iv) payment to Employee of any un-reimbursed business expenses incurred through the Termination Date in accordance with applicable Company policy and this Agreement, and (v) if applicable, the Separation Benefits (as defined below). The payments and benefits just described in (i)-(iv) shall constitute the “Accrued Obligations” and shall be paid when due under this Agreement, the Company’s plans and policies, and/or applicable law.
(b)    Separation Benefits. If this Agreement is terminated either by the Company without Cause in accordance with Section 6(c) (including the Company’s non-renewal of this Agreement) or by Employee resigning her employment for Good Reason in accordance with Section 6(d), the Company shall have no further obligation to Employee under this Agreement, except the Company shall provide the Accrued Obligations to Employee in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Separation Benefits”) to Employee: (i) an amount equal to one (1) times the sum of the Base Salary in effect immediately before the Termination Date plus the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (until the Annual Bonus for fiscal year 2022 is determined, the Annual Bonus for purposes of this Section 7 shall be the target Annual Bonus for fiscal 2022 as provided above, and thereafter shall be the Annual Bonus determined for fiscal year 2022 or the Annual Bonus received by Employee for any future fiscal year) (together, the “Separation Pay”); and (ii) during the six-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and her eligible dependents under the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after she becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The Separation Pay shall be paid to Employee in a lump sum within 60 days of the Termination Date; provided, however, that no Separation Pay shall be paid to Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by Employee.
For the avoidance of doubt, Employee shall not be entitled to the Separation Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).
(c)    Impact of Termination of Employment on Annual Equity Awards. Notwithstanding any other provision of this Agreement, the treatment of Employee’s Annual Equity Awards, and any other awards received by Employee during the Term pursuant to the LTIP, shall be exclusively governed by the terms and conditions of the LTIP and the applicable Award Agreement or Award Agreements as a result of and following the termination of Employee’s employment with the Company, regardless of the reason for such termination.

8.Payments and Benefits Due Upon Certain Change-in-Control Events. The parties acknowledge that Employee has entered into this Agreement based on her confidence in the current stockholders of the Company and the support of the Board. Accordingly, if the Company should undergo a Change in Control the parties agree as follows:
(a)    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
(i)     Affiliate: except as otherwise provided in this Agreement, for purposes of this Agreement, Affiliate means, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company; provided, however, that a natural person shall not be considered an Affiliate.
(ii)    Change in Control: a Change in Control has the same meaning as assigned by the LTIP. Notwithstanding the foregoing, a Change in Control shall not include the IPO or a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(iii)    CIC Effective Date: means the date upon which a Change in Control occurs.
(iv)    Code: means Internal Revenue Code of 1986, as amended from time to time.
        (b)    Change-in-Control Benefits. If Employee is employed by the Company on the CIC Effective Date and this Agreement is terminated on or before the six-month anniversary of the CIC Effective Date by the Company without Cause in accordance with Section 6(c) or by Employee for Good Reason in accordance with Section 6(d), then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations in accordance with Section 7(a) plus the following payments and benefits (collectively, the “Change-in-Control Benefits”) in lieu of any Separation Benefits that may otherwise be due under Section 7(b): (i) an amount equal to 200% of the Base Salary in effect immediately before the Termination Date plus 200% of the Annual Bonus received by Employee for the fiscal year preceding the Termination Date (until the Annual Bonus for fiscal year 2022 is determined, the Annual Bonus for purposes of this Section 8 shall be the target Annual Bonus for fiscal 2022 as provided above, and thereafter shall be the Annual Bonus determined for fiscal year 2022 or the Annual Bonus received by Employee for any future fiscal year) (together, the “CIC Pay”); and (ii) during the 6-month period commencing on the Termination Date that Employee is eligible to elect and elects to continue coverage for himself and her eligible dependents under the Company’s group health insurance plan pursuant to COBRA or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage under COBRA and the employee contribution amount that active employees of the Company pay for the same or similar coverage; provided, however, that Employee shall notify the Company in writing within five days after she becomes eligible after the Termination Date for group health insurance coverage, if any, through subsequent employment or otherwise and the Company shall have no further reimbursement obligation after the Employee becomes eligible for group health insurance coverage due to subsequent employment or otherwise. The CIC Pay shall be paid to the Employee in a lump sum within 60 days of the Termination Date; provided, however, that no CIC Pay shall be paid to the Employee unless the Company receives, on or within 55 days after the Termination Date, an executed and fully effective copy of the Release (as defined below). Any reimbursements due under this Section shall be made by the last day of the month following the month in which the applicable premiums were paid by the Employee.
For the avoidance of doubt, Employee shall not be entitled to the Change-in-Control Benefits if this Agreement is terminated (i) due to Employee’s death; (ii) by the Company due to Employee’s Inability to Perform; (iii) by the Company for Cause; (iv) by Employee without Good Reason; or (v) by non-renewal by Employee in accordance with Sections 4(b) and 6(f).
9.Parachute Payment Limitation. Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and any of the payments and benefits described herein, together with any other payments which Employee has the right to receive from the Company, would, in the aggregate, constitute a “parachute payment” (as defined in Section 280G of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Board in its sole discretion and such determination shall be conclusive and binding on Employee; provided, however, that any such reduction shall be made in the manner that is most beneficial to Employee. If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds $1.00 less than three times Employee’s base amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

10.Conditions on Receipt of Separation Benefits and Change-in-Control Benefits.
(a)    Execution and Non-Revocation of General Release Agreement. Notwithstanding any other provision in this Agreement, the Company’s payment to Employee of the Separation Benefits or the Change-in-Control Benefits, as applicable, is subject to the conditions that (i) the Employee fully complies with all applicable restrictive covenants under Sections 11-13 of this Agreement; and (ii) within 55 days after the Termination Date, the Employee executes, delivers to the Company, and does not revoke as permitted by applicable law a General Release Agreement in a form attached hereto as Exhibit A (the “Release”) that, among other things, fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which she has or may have against the Company, the Company Group, and their Affiliates, whether under this Agreement or otherwise, that arose before the Release was executed. For purposes of this Agreement, the Release shall not become fully enforceable and irrevocable until Employee has timely executed the Release and not revoked her acceptance of the Release within seven days after its execution.

(b)    Separation from Service Requirement. Notwithstanding any other provision of this Agreement, Employee shall be entitled to the Separation Benefits or the Change-in-Control Benefits, as applicable, only if the termination of this Agreement constitutes Employee’s “Separation from Service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h).
11.Confidential Information.
(a)    Scope and Definition of Confidential Information. Employee acknowledges that the Company and the Company Group have developed substantial goodwill with their employees, customers, and others with which they do business and competitively valuable information in connection with the Business. Employee further acknowledges and agrees that the following items shall be entitled to trade secret protection and constitute “Confidential Information” under this Agreement regardless of when such Confidential Information was disclosed to Employee: any information used in the Business that gives the Company, the Company Group, or their Affiliates an advantage over competitors and is not generally known by competitors or readily ascertainable by independent investigation, and includes without limitation all trade secrets (as defined by applicable law); technical information, including all ideas, prospects, proposals, and other opportunities pertaining to exploring, producing, gathering, transporting, marketing, treating, or processing of hydrocarbons and related products and services, inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary processes, and know-how related to operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and contracts; advertising information, including costs and strategies; customer information, including customer contacts, customer lists, customer identities, customer preferences and needs, customer purchasing or service terms, and specially negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and specially negotiated terms with suppliers; information about future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data and incentive information (including any bonus or commission plan terms), benefits, and training programs; and information regarding independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements. Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company, the Company Group, or their Affiliates and provided or made available to Employee. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Employee, to such an extent as to be readily available to competitors.
(b)    Agreement to Provide Confidential Information to Employee. In exchange for Employee’s promises in this Agreement, the Company agrees during the Term to provide Employee with access to previously undisclosed Confidential Information related to her duties, responsibilities, and authorities under this Agreement.

(c)    Agreement to Return Company Property and Confidential Information. At any time during employment upon demand by the Company, and immediately upon termination of this Agreement, regardless of the reason for such termination, Employee shall return to the Company all property of the Company or the Company Group in her possession or under her control, including without limitation all Confidential Information.
(d)    Agreement not to Use or Disclose Confidential Information in Unauthorized Manner. Employee acknowledges and agrees that (i) due to their Business, the Company and the Company Group will continue to develop new and additional Confidential Information after the Effective Date that has not been previously disclosed to him; (ii) all Confidential Information is considered confidential and proprietary to the Company and the Company Group; and (iii) she has no right, other than under this Agreement, to receive any Confidential Information. Employee shall at all times hold in strictest confidence, and shall not disclose or use, any Confidential Information (regardless of whether received before or after the Effective Date) except for the exclusive benefit of the Company and the Company Group in the ordinary course of performing her duties, responsibilities, and authorities under this Agreement, and otherwise only with the prior written consent of the Board. Employee shall promptly advise the Board in writing of any unauthorized release or use of any Confidential Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, being furnished with, disclosing, or using any Confidential Information.
(e)    Protected Activities. Nothing in this Agreement is intended to, or does, prohibit Employee from (i) filing a charge or complaint with, providing truthful information to, or cooperating with an investigation being conducted by a governmental agency (such as the Equal Employment Opportunity Commission, another other fair employment practices agency, the National Labor Relations Board, the Department of Labor, or the Securities Exchange Commission (the “SEC”)); (ii) engaging in other legally-protected concerted activities (such as discussing information about the terms, conditions, wages, and benefits of employment with other employees or third parties for the purpose of collective bargaining or other mutual aid or protection of employees); (iii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iv) otherwise making truthful statements as required by law or valid legal process; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, Employee understands that she shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, in the event she files a lawsuit for retaliation by the Company for reporting a suspected violation of law, she may disclose the trade secret(s) of the Company or the Company Group to her attorney and use the trade secret information in the court proceeding, if she (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of any policies or agreements of the Company or the Company Group applicable to Employee (i) impedes her right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires her to provide any prior notice to the Company or the Company Group or obtain their prior approval before engaging in any such communications.
12.Non-Competition and Non-Solicitation Restrictive Covenants.
(a)    Acknowledgment of Competitive Business. Employee acknowledges and agrees that (i) the Business of the Company and the Company Group is highly competitive; (ii) she is entitled by virtue of her position of trust and confidence with the Company and the Company Group and her duties, responsibilities, and authorities under this Agreement to access Confidential Information which could be used by competitors of the Company and the Company Group in a manner that would irreparably harm their competitive position in the marketplace; (iii) she will be responsible under this Agreement and as the trusted representative of the Company and the Company Group for developing and continuing valuable business relationships and goodwill on behalf of them with their most important customers, vendors, and employees; (iv) she could call on such relationships, goodwill, and Confidential Information if she competed against the Company or the Company Group to gain an unfair competitive advantage that would irreparably harm them; and (v) the goodwill and Confidential Information Employee will develop and receive pursuant to this Agreement will enhance her reputation in the Business and increase her earning capacity.
(b)    Acknowledgment of Need for Protection. Employee further acknowledges and agrees that it would be impossible for her to ignore all knowledge of the Confidential Information and goodwill if she were to compete against the Company or the Company Group in the Business. It is, therefore, reasonable and proper for the Company and the Company Group to protect against the intentional or inadvertent use of the Confidential Information and goodwill in competition with them in the Business. Accordingly, Employee agrees that a prohibition against her competing with the Company and the Company Group in the Business or soliciting customers, vendors, employees, or other service providers of the Company or the Company Group during the Term and for a reasonable period of time thereafter within a reasonable geographic area is appropriate and necessary for the protection of the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group.
(c)    Covenant not to Compete. Beginning on the Effective Date and continuing for 12 months after the termination of Employee’s employment with the Company, regardless of the reason for such termination (the “Restricted Period”), Employee shall not directly or indirectly (including without limitation through any family member or Affiliate) (i) have any ownership interest in, serve as an officer, director, consultant, independent contractor, subcontractor, employee, or in any other capacity similar to the capacity in which Employee served the Company or the Company Group, in any business or activity that is in engaged in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products within the boundaries of, or within a five-mile radius of the boundaries of, (A) any mineral property interest of the Company, the Company Group, or their Affiliates (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company, the Company Group, or their Affiliates and any third party), (B) any other property on which the Company, the Company Group, or their Affiliates have an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities, or (C) any producing well or any well-in-progress being drilled and/or completed by the Company, the Company Group, or their Affiliates, in each case in (A), (B), and (C) during the Term or as identified by the Company in writing as of or following the Termination Date, as applicable, in the Permian Basin (the “Restricted Area”); or (ii) solicit, canvass, or accept business for any person or entity that provides products or services that directly or indirectly compete with the products or services of the Company or the Company Group in the Business in the Restricted Area.
(d)    Covenant not to Solicit. During the Restricted Period, Employee shall not directly or indirectly, on behalf of himself or any third party (including without limitation through any family member or Affiliate), (i) solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company Group on behalf of himself or any other entity that competes against the Company Group in the Business in the United States or (ii) solicit, hire, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or non-employee service provider of the Company or the Company Group or was an employee or non-employee service provider of the Company or the Company Group at any time in the one-year period preceding the proposed solicitation. For avoidance of doubt, it shall not be a breach of this section for Employee to post general job listings or similar broad-based advertisement for employment or other services as long as such listings or advertisements are not directly or indirectly targeted at the Company’s employees or service providers.
(e)    Permitted Exception. Employee shall be permitted without violating Sections 2(b), 2(d), 12(c), or 12(d) of this Agreement to make passive personal investments in securities that are registered on a national stock exchange if the aggregate amount owned by her and all family members and Affiliates does not exceed 2% of such company’s outstanding securities as long as (i) these activities do not prevent Employee from fulfilling her duties, responsibilities, and authorities under this Agreement, and (ii) Employee fully complies with her otherwise applicable obligations under this Agreement.
13.Inventions. Any and all Confidential Information and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee before or after the Effective Date, alone or jointly, in the performance of her duties, responsibilities, or authorities for the Company or the Company Group (the “Inventions”) shall be the sole and exclusive property of the Company and the Company Group, as applicable. Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of her duties, responsibilities, or authorities for the Company and the Company Group are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101). In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and the Company Group. Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and the Company Group without further consideration all of her right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable. Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and the Company Group as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and the Company Group under this Agreement.

14.Duties of Confidentiality and Loyalty Under the Common Law. Employee’s obligations under this Agreement shall supplement, rather than supplant, her common-law duties of confidentiality and loyalty owed to the Company and the Company Group.
15.Survival and Enforcement of Covenants; Remedies.
(a)    Survival of Covenants. Employee’s covenants in Sections 11-13 shall survive the termination of this Agreement according to their terms, regardless of the reason for such termination, and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or the Company Group (whether under this Agreement or otherwise), shall not constitute a defense to the enforcement by the Company or the Company Group of those covenants.
(b)    Enforcement of Covenants. Employee acknowledges and agrees that her covenants in Sections 12 and 13 are ancillary to the otherwise enforceable agreements by the Company under Section 5(b)(ii) to provide her with equity awards and under Section 11 to provide her with previously undisclosed Confidential Information and by her not to disclose such Confidential Information, and are supported by independent, valuable consideration. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to her and do not include any greater restraint than is reasonably necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Company and the Company Group. Employee further agrees that, if at some later date, a court of competent jurisdiction determines that any of the covenants in Sections 11-13 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under applicable law.
(c)    Remedies. In the event of breach or threatened breach by Employee of any of her covenants in Sections 11, 12, or 13, the Company and the Company Group shall be irreparably damaged in amounts difficult to ascertain and therefore entitled to equitable relief (without the need to post a bond or prove actual damages) by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which they may be entitled, including any and all monetary damages, which it may incur as a result of such breach, violation, or threatened breach or violation. The Company and the Company Group may pursue any remedy available to them concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. If Employee breaches any of her covenants in Section 12, the time periods pertaining to such covenants shall also be suspended and shall not run in favor of her from the time she first breached such covenants until the time when she ceases such breach. Notwithstanding anything to the contrary in this Agreement, the Company may amend the provisions of Sections 11, 12, or 13 without the approval of Employee or any other person to provide for less restrictive limitations as to time, geographical area, or scope of activity to be restrained. Any such less restrictive limitations may, in the Company’s sole discretion, apply only with respect to the enforcement of this Agreement in certain jurisdictions specified in any such amendment. At the request of the Company, Employee shall consent to any such amendment and shall execute and deliver to the Company a counterpart signature page to such amendment.

(d)    After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that Employee is eligible to receive the Separation Benefits or the Change-in-Control Benefits, as applicable, but, after such determination, the Company subsequently acquires evidence and determines that (i) Employee has materially breached the terms Sections 2, 11, or 12; or (ii) a Cause condition existed prior to the Termination Date that, if curable, was not cured prior to the Termination Date, and that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 6(b), then the Company shall have the right to cease the payment of any future installments of any such payments, as applicable, and Employee shall promptly return to the Company all installments of such payments, as applicable, received by Employee prior to the date that the Company determines that the conditions of this Section 15(d) have been satisfied.
(e)    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
16.Successors and Assigns. Employee’s duties, responsibilities, and authorities under this Agreement are personal to her and shall not be assigned to any person or entity without written consent from the Board. The Company may assign this Agreement without Employee’s further consent to any Affiliate (including without limitation to Riley Permian Operating Company, LLC), any successor of the Business of the Company or the Company Group (whether by merger, consolidation, reorganization, reincorporation, or sale of stock or equity interests), or any purchaser of the majority of the assets of the Company or the Company Group; provided, however, that in the event of a Change in Control, the Company shall cause the surviving entity in any such Change in Control to assume the Company’s obligations under Sections 7 and 8 to the extent such obligations have not yet been fully performed. The Company may not transfer Employee’s employment to any Affiliate (including without limitation to Riley Permian Operating Company, LLC) unless the Company also assigns this Agreement to the Affiliate and the Affiliate expressly agrees to honor this Agreement in all respects. In the event of Employee’s death, this Agreement shall be enforceable by her estate, executors, or legal representatives and any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.
17.Waiver of Right to Jury Trial. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EACH PARTY SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION AGAINST THE OTHER PARTY OR ITS AFFILIATES, INCLUDING ANY ARISING OUT OF OR RELATING TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, THE TERMINATION OF THAT EMPLOYMENT, OR THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

18.Attorneys’ Fees and Other Costs. If either party breaches this Agreement, or if a dispute arises between the parties based on or involving this Agreement, the party that enforces its rights under this Agreement against the breaching party in a court of competent jurisdiction as determined by such court, or that prevails in the resolution of such dispute as determined by the court, shall be entitled to recover from the other party its or her reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such dispute.
19.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to such subject matters, including without limitation, any other agreement or policy relating to severance or similar benefits that would be payable to Employee upon termination of employment with the Company. Employee acknowledges and agrees that the Company has not made any promise or representation to her concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, she is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on her own judgment and her legal and tax advisors, if any. Notwithstanding anything to the contrary in this Section 19, nothing in this Agreement shall impair or otherwise limit Employee’s rights and/or the Company’s obligations under any indemnification agreement by and between the Company and Employee that may be entered into during the Term.
20.Inconsistencies. Notwithstanding anything to the contrary, if any provision of this Agreement is inconsistent with any provision of the Company’s applicable benefit plan documents, insurance policies, or employment policies, the applicable provision of this Agreement shall govern.
21.Amendment. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement. Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of the Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company or its Affiliate is listed; provided, however, that (i) any such amendment shall preserve the rights and benefits of Employee hereunder as reasonably possible, and (ii) the Company shall use reasonable efforts to consult with Employee prior to and regarding any such proposed amendment.
22.Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
23.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by such court by limitation, then such provision shall be so limited by such court and shall be enforceable to the maximum extent permitted by applicable law.
24.Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any dispute, controversy, claim, or cause of action between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings or has jurisdiction in the State of Delaware. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court.
25.Third-Party Beneficiaries. The Company Group and the Company’s other Affiliates shall be included within the definition of “Company” for purposes of this Agreement, are intended to be third-party beneficiaries of this Agreement, and therefore may enforce this Agreement.
26.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.
27.Code Section 409A.
(a)    Code Section 409A. The parties intend for all payments provided to Employee under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. In addition, and without limiting the generality of the foregoing, it is the intent of the parties that the Severance Pay, CIC Pay, and COBRA benefits set forth in Sections 7 and 8 of this Agreement be exempt from Code Section 409A as “short-term deferrals,” as “involuntary separation pay,” or under any other 409A exemption that may be applicable. The provisions of this Agreement shall be interpreted in a manner consistent with the foregoing intents. For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
(b)    Specified Employee Postponement. Notwithstanding the previous Section or any other provision of this Agreement to the contrary, if the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” (as defined below) and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of her Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service. The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.
(c)    Reimbursement of In-Kind Benefits. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
28.Right to Consult an Attorney and Tax Advisor. Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Code Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Employee therefore has the right, and is encouraged by this Section, to consult with a tax advisor of her choice before signing this Agreement. Employee is also encouraged by this Section to consult with an attorney of her choice before signing this Agreement.
29.Representations of Employee. Employee represents and warrants that (a) she has not previously assumed any obligations inconsistent with those in this Agreement; (b) her execution of this Agreement, and her employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party; and (c) during the Term, she shall not use or disclose to anyone within the Company any other member of the Company Group any proprietary information or trade secrets of any former employer or other third party. Employee further represents and warrants that she has entered into this Agreement pursuant to her own initiative and that the Company did not induce her to execute this Agreement in contravention of any existing commitments. Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

30.Cooperation. The parties agree that certain matters in which Employee will be involved during the Term may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason, to the extent reasonably requested by the Board, Employee shall cooperate with the Company in connection with matters arising out of Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Employee’s other activities. The Company shall reimburse Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that Employee is required to spend substantial time on such matters as determined by the Board in its sole discretion, the Company shall compensate Employee at an hourly rate based on Employee’s Base Salary on the Termination Date.

31.Survival. The following shall provisions shall survive the termination of Employee’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 7 (“Payments and Benefits Due Upon Termination of Agreement”), Section 8 (“Payments and Benefits Due Upon Certain Change-in-Control Events”), Section 9 (“Parachute Payment Limitation”), Section 10 (“Conditions on Receipt of Separation Benefits and Change-in-Control Benefits”), Section 11 (“Confidential Information”), Section 15 (“Survival and Enforcement of Covenants; Remedies”), Section 17 (“Waiver of Right to Jury Trial”), Section 18 (“Attorneys’ Fees and Other Costs”), Section 19 (“Entire Agreement”), Section 20 (“Inconsistencies”), Section 24 (“Governing Law; Venue”), Section 30 (“Cooperation”), and Section 32 (“Notices”).

32.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received or rejected if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested:

If to Employee, addressed to:	If to the Company, addressed to:
15605 Creek View Drive Edmond, OK 73013 or the last known residential address reflected in the Company’s records	Riley Permian Exploration, Inc. 29 East Reno, Suite 500 Oklahoma City, OK 73104 Attention: Kevin Riley

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

[Signature Page Follows]

AGREED as of the dates signed below:

RILEY PERMIAN EXPLORATION, INC. By: /s/ Bobby D. Riley Bobby D. Riley Chief Executive Officer Date Signed: January 26, 2022	EMPLOYEE /s/ Amber Bonney Amber Bonney Date Signed: January 26, 2022

EXHIBIT A
GENERAL RELEASE AGREEMENT
[To be completed when employment terminates]

    This General Release Agreement (this “Agreement”) constitutes the Release referred to in that certain Employment Agreement (the “Employment Agreement”) executed and agreed to as of [•], by and among Riley Exploration Permian, Inc. (the “Company”) and [•] (“Employee”).
(a)     Capitalized words used but not defined in this Agreement shall have the same meaning as such terms are assigned by the Employment Agreement. In exchange for the Separation Benefits or Change-in-Control Benefits, as applicable, to be provided to Employee by the Company in accordance with the Employment Agreement, the Employee releases, waives, acquits, and forever discharges to the maximum extent permitted by law any and all rights, claims, and demands of whatever kind or character, whether presently known to me or unknown, and whether vicarious, derivative, or direct or indirect, that she may have or assert against (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company, including without limitation Riley Permian Operating Company, LLC; (iii) any past or present officer, director, or employee of the entities just referred to in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just named in (i)-(iii) (the “Released Parties”). This release includes without limitation any claims arising under federal, state, or local laws prohibiting employment discrimination, [including without limitation the Age Discrimination in Employment Act (“ADEA”)]; any claims growing out of any legal restrictions, contractual or otherwise, on the Company’s right to terminate the employment of its employees; any claims arising out of Employee’s employment with the Company or the termination of that employment; any claims relating to or arising out of any agreement or contract between Employee and any of the Released Parties; and any claims arising out of or based on any other act, conduct, or omission of any of the Released Parties (collectively, the rights, claims, and demands referenced above are referred to as the “Released Claims”). This release does not prevent Employee from filing any administrative claims for unemployment compensation or workers’ compensation benefits. This Agreement is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the Separation Payments, any and all potential claims of this nature that Employee may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived.
In no event shall the Released Claims include [(a) any claim under the ADEA which arises after the date this Agreement is signed by Employee], (b) any claim to vested benefits under an employee benefit plan, (c) any claims for [describe any indemnification rights that survive termination under any applicable agreements or at law], or (d) any claim relating to Employee’s status as [a director (other than claims for unpaid director compensation, claims for indemnification, and claims for coverage under D&O insurance) if Employee remains a director following the termination of her employment or] a stockholder of the Company or any other Released Party. Further, the parties expressly acknowledge that Employee retains the following equity interests, which are not waived by this Agreement, and which continue to be governed by the agreement and/or plan through which they were awarded: [summary of equity ownership and agreement(s)/plan(s) that is/are source(s) of entitlement (including any applicable restricted unit agreements and the rights therein that survive such termination)].

By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  The release set forth in this Agreement also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.
Notwithstanding the release in this Agreement, nothing in this Agreement prevents Employee from (i) contacting, filing a charge or complaint with, providing information to, or cooperating with an investigation conducted by, any governmental agency, (ii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena), or (iii) engaging in other legally-protected activities. Employee acknowledges and agrees, however, that she forever waives any right to recover, and she will not request or accept, anything of monetary value from any of the Released Parties arising out of or connected in any way with her employment or the ending of her employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Released Parties, other than the Separation Payments, whether sought directly by her or by any governmental agency, individuals, or group of individuals on her behalf.
THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.
(b)    Employee agrees not to bring or join any lawsuit, arbitration, or other proceeding against any of the Released Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Released Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Released Parties to any person (including any entity), in each case, with respect to any Released Claims.
(c)    Employee further agrees to (i) keep confidential and not to disclose to anyone the terms of this Agreement, except as permitted below or by law and except that she may disclose the terms to her family, attorney, or tax or financial advisor, if any, provided such persons have agreed to keep such information confidential, (ii) not make any disparaging remarks to any third party about the Released Parties or their operations, practices, officers, directors, members, managers, employees, or contractors, (iii) not use or disclose any Confidential Information of the Released Parties she received during her employment and to comply with her continuing post-termination obligations owed to the Company under the Employment Agreement and otherwise, and (iv) promptly return to the Company all property of any Released Party in her possession or under her control. [With respect to (iii), the Restricted Area is as follows: _______________________.]
(d)    Employee’s covenants in Sections 11-13 of the Employment Agreement (and those provisions necessary to enforce and interpret them) remain in full force and effect, and Employee promises to abide by such covenants. Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Employee from any governmental agency; (c) testifying, participating or otherwise assisting in an action or proceeding by any governmental agency relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing herein or in the Employment Agreement shall prevent Employee from, nor shall Employee be criminally or civilly liable under any federal or state trade secret law for, making a disclosure of trade secrets or other confidential information that is: (a) made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of applicable law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) protected under the whistleblower provisions of applicable law.
(e)    By executing and delivering this Agreement, Employee acknowledges that: (i) Employee has carefully read this Agreement; (ii)     Employee has had at least 55 days to consider this Agreement before the execution and delivery hereof to the Company; (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; (iv) Employee fully understands the final and binding effect of this Agreement and agrees that the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement and herein; (v) Employee is signing this Agreement voluntarily and of Employee’s own free will and Employee understands and agrees to each of the terms of this Agreement; and (vi) Employee has been paid all wages and other compensation to which Employee is entitled pursuant to her employment with the Company and received all leaves (paid and unpaid) to which Employee was entitled during such employment.
Employee further acknowledges and agrees that (1) she has been given a reasonable period to read and consider this Agreement before signing it; (2) this Agreement and the Employment Agreement contain the entire understandings and agreements between the Company and her regarding their subject matters and supersede all prior agreements and understandings between them; (3) she has read this Agreement and fully understands the effect of her signing this Agreement; (4) in signing this Agreement, she is not relying on any written or oral statement or promise from the Company other than in this Agreement and the Employment Agreement; (5) this Agreement shall be governed by Delaware law and exclusive venue for any claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction in the State of Delaware; and (6) nothing in this Agreement constitutes any sort of admission of liability.
[Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company’s Chief Executive Officer on or before 11:59 p.m., E.S.T., on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No Separation Benefits or Change-in-Control Benefits, as applicable, shall be paid if this Agreement is revoked by Employee in the foregoing manner.]
Executed on this ___________ day of _____________, _______.

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[Employee]